Exhibit (a)(1)(K)

M*Modal and One Equity Partners Announce Successful Tender Offer to Acquire M*Modal

Franklin, Tenn. and New York, New York – August 15, 2012 – M*Modal (MModal Inc. – NASDAQ/GS: MODL) and One Equity Partners (“OEP”), the private investment arm of JP Morgan Chase & Co., today announced that in connection with the previously announced merger agreement, Legend Acquisition Sub, Inc.’s (an affiliate of OEP) tender offer to acquire all of the outstanding shares of common stock of M*Modal for $14.00 per share, net to the seller thereof in cash, without interest thereon and less any applicable withholding taxes, expired at 11:59 p.m., New York City time, on August 14, 2012. All shares that were validly tendered into the offer and not properly withdrawn will be accepted for payment and paid promptly in accordance with the terms of the offer.

The depositary for the tender offer has advised that, as of the offer’s expiration, 46,488,790 shares of common stock of M*Modal had been validly tendered and not properly withdrawn pursuant to the tender offer, which represent approximately 79% of the outstanding shares of M*Modal on a fully diluted basis.

Legend Acquisition Sub, Inc. intends to promptly move forward with a “short-form” merger under Delaware law after exercising its top-up option under the merger agreement and M*Modal will become a wholly owned direct subsidiary of Legend Parent, Inc. (an affiliate of OEP). The merger is expected to be completed on or about August 17, 2012. As a result of the merger, any shares of M*Modal common stock not previously tendered will be cancelled and shall cease to exist and (except for shares held by (i) M*Modal as treasury stock, (ii) Legend Parent, Inc. or Legend Acquisition Sub, Inc. or (iii) any stockholder of M*Modal who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the same $14.00 per share in cash paid in the tender offer. Following the merger, M*Modal’s common stock will cease to be traded on The NASDAQ Global Market.

About M*Modal

M*Modal is a leading provider of clinical transcription services, clinical documentation workflow solutions, advanced cloud-based Speech UnderstandingTM technology, and advanced unstructured data analytics. Recognized as the largest clinical transcription service in the U.S. with a global network of medical editors, M*Modal also offers voice to text solutions to capture the complete patient story, codifies the doctor’s narrative to automatically populate EHRs and other key healthcare information systems, delivers computer-assisted coding to support ICD-9 and the transition to ICD-10, and provides highly advanced analytical tools for exploring the richness within the “unstructured” narrative for improvements in quality of care, greater physician satisfaction and lower operational costs.

About One Equity Partners

Founded in 2001, OEP currently manages a $10 billion portfolio of proprietary investments and commitments of JP Morgan Chase & Co. By working in partnership with owners and managers, OEP invests in transactions that promote strategic and operating change, creating long-term value. OEP invests globally and has offices in New York, Chicago, Frankfurt, Vienna, Hong Kong and São Paulo. Visit www.oneequitypartners.com for more information.

Forward-Looking Statements

Information provided and statements contained in this press release that are not purely historical, such as statements regarding expectations about the tender offer, the expected timing of the completion of the transaction and the ability to complete the transaction considering the various closing conditions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements only speak as of the date of this press release, and M*Modal assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the possibility that the transaction does not close, the risk that business disruption relating to the transaction may be greater than anticipated, the failure to obtain any required financing on favorable terms and other specific risk factors discussed herein and in other releases and public filings made by M*Modal (including filings by M*Modal with the SEC). Although M*Modal believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, M*Modal also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

Contacts

Media Contact:

Randy A. Drawas

M*Modal

(267) 535-6732

Randy.Drawas@MModal.com

Investor Contact:

Tripp Sullivan

Corporate Communications, Inc.

(615) 324-7335

tripp.sullivan@cci-ir.com